Exhibit 3.2

AMENDED AND RESTATED
BYLAWS
OF
LIFE360, INC.

Approved July 29, 2026
Effective August 7, 2026

TABLE OF CONTENTS

1.1	Registered Office	1
1.2	Other Offices	1
Article II MEETINGS OF STOCKHOLDERS		1
2.1	Place Of Meetings	1
2.2	Annual Meeting	1
2.3	Special Meeting	10
2.4	Notice Of Stockholders' Meetings	13
2.5	Manner Of Giving Notice; Affidavit Of Notice	13
2.6	Quorum	14
2.7	Adjourned Meeting; Notice	14
2.8	Organization; Conduct of Business	14
2.9	Voting	15
2.1	Waiver Of Notice	15
2.11	Record Date For Stockholder Notice; Voting	15
2.12	Proxies	16
Article III DIRECTORS		16
3.1	Powers	16
3.2	Number Of Directors	17
3.3	Election, Qualification And Term Of Office Of Directors	17
3.4	Resignation And Vacancies	17
3.5	Place Of Meetings; Meetings By Telephone	18
3.6	Regular Meetings	18
3.7	Special Meetings; Notice	18
3.8	Quorum	19
3.9	Waiver Of Notice	19
3.1	Board Action By Written Consent Without A Meeting	19
3.11	Fees And Compensation Of Directors	19
3.12	Removal Of Directors	20
3.13	Chairperson Of The Board Of Directors	20
3.14	Lead Independent Director Of The Board Of Directors	20
Article IV COMMITTEES		20
4.1	Committees Of Directors	20
4.2	Committee Minutes	21
4.3	Meetings And Action Of Committees	21
Article V OFFICERS		21
5.1	Officers	21
5.2	Appointment Of Officers	21
5.3	Subordinate Officers	21
5.4	Removal And Resignation Of Officers	22
5.5	Vacancies In Offices	22
5.6	Chief Executive Officer	22
5.7	President	22
5.8	Vice Presidents	22
5.9	Secretary	23
5.1	Chief Financial Officer	23
5.11	Treasurer	23
5.12	Representation Of Securities Of Other Entities	24
5.13	Authority And Duties Of Officers	24
ARTICLE VI INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND OTHER AGENTS		24
6.1	Indemnification Of Directors And Officers	24
6.2	Indemnification Of Others	25
6.3	Payment Of Expenses In Advance	25
6.4	Enforcement	25
6.5	Nature of Rights	26
6.6	Subrogation	26
6.7	Insurance	27
6.8	Conflicts	27
Article VII RECORDS AND REPORTS		27
7.1	Maintenance And Inspection Of Records	27
7.2	Inspection By Directors	28
Article VIII GENERAL MATTERS		28
8.1	Checks	28
8.2	Execution Of Corporate Contracts And Instruments	28
8.3	Stock Certificates; Partly Paid Shares	28
8.4	Special Designation On Certificates	29
8.5	Lost Certificates	29
8.6	Construction; Definitions	30
8.7	Dividends	30
8.8	Fiscal Year	30
8.9	Seal	30
8.1	Transfer Of Stock	30
8.11	Stock Transfer Agreements	30
8.12	Registered Stockholders	31
8.13	Facsimile Signature	31
8.14	Severability	31
Article IX AMENDMENTS		31
Article X ASX LISTING RULES		31

AMENDED AND RESTATED
BYLAWS OF
LIFE360, INC.

ARTICLE I

CORPORATE OFFICES
1.1    Registered Office.
The registered office of the corporation in the State of Delaware and the name of the registered agent of the corporation at such location shall be as set forth in the corporation’s certificate of incorporation (as the same may be amended and/or restated from time to time, the “certificate of incorporation”).
1.2    Other Offices.
The corporation may at any time establish other offices at any place or places where the corporation is qualified to do business.
ARTICLE II

MEETINGS OF STOCKHOLDERS
2.1    Place Of Meetings.
Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board of Directors (or its designee). The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”). In the absence of any such designation, stockholders’ meetings shall be held at the registered office of the corporation.
2.2    Annual Meeting.
(a)    The annual meeting of the stockholders shall be held on such date and time as may be designated by the Board of Directors (or its designee). The corporation may postpone, reschedule or cancel any annual meeting of the stockholders previously scheduled by the Board of Directors. Nominations of persons for election to the Board of Directors and proposals of other business to be considered by the stockholders may be made at an annual meeting of the stockholders: (i) pursuant to the corporation’s notice of meeting of the stockholders (or any supplement thereto); (ii) by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice required for in Section 2.2(a) of these bylaws (as the same may be amended and/or restated from time to time, these “Bylaws”) below and who is a stockholder of record at the time of the annual meeting of the stockholders, who is entitled to vote at the meeting and who complied with the requirements set forth in this Section 2.2. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of the stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of the stockholders.
(b)    At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under the DGCL, the certificate of incorporation and these Bylaws, and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with this Section 2.2.
(1)    For nominations for the election to the Board of Directors to be properly brought before an annual meeting of the stockholders by a stockholder pursuant to clause (iii) of Section 2.2(a), the stockholder must deliver written notice to the secretary of the corporation (“secretary”) at the principal executive offices of the corporation on a timely basis as set forth in Section 2.2(b)(3) and must update and supplement the information contained in such written notice (other than the representation required by Section 2.2(b)(4)(E)) on a timely basis as set forth in Section 2.2(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned of record and beneficially by such nominee and list of any pledge of or encumbrances on such shares, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) the questionnaire, representation and agreement required by Section 2.2(e), completed and signed by such nominee, and (6) all other information concerning such nominee as would be required to be disclosed or provided to the corporation in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed or provided to the corporation pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in a proxy statement and associated proxy card as a nominee and to serving as a director if elected); and (B) all of the information required by Section 2.2(b)(4). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or to serve on any committee or sub-committee of the Board of Directors, in either case, under any applicable stock exchange listing requirements, applicable law or the Policies (as defined below). The number of nominees a stockholder may nominate for election at the annual meeting of the stockholders (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting of the stockholders on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. A stockholder may not designate any substitute nominees unless the stockholder provides timely notice of such substitute nominee(s) in accordance with this Section 2.2, in the case of an annual meeting, or Section 2.3, in the case of a special meeting (and such notice contains all of the information, representations, questionnaires and certifications with respect to such substitute nominee(s) that are required by these Bylaws with respect to nominees for director).
(2)    Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting of the stockholders by a stockholder pursuant to clause (iii) of Section 2.2(a), the stockholder must deliver written notice to the secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 2.2(b)(3), and must update and supplement such written notice on a timely basis as set forth in Section 2.2(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting: (1) a brief description of the business desired to be brought before the meeting, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (3) the reasons for conducting such business at the meeting, and (4) any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) all of the information required by Section 2.2(b)(4).
(3)    To be timely, the written notice required by Section 2.2(b)(1) or 2.2(b)(2) must be received by the secretary at the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting of the stockholders; provided, however, that, subject to the last sentence of this Section 2.2(b)(3), in the event that (A) the date of the annual meeting of the stockholders is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the first anniversary of the preceding year’s annual meeting of the stockholders, notice by the stockholder to be timely must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation or (B) the corporation did not have an annual meeting of the stockholders in the preceding year, notice by the stockholder to be timely must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or postponement (or the public announcement thereof) of an annual meeting of the stockholders for which notice has been given commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(4)    The written notice required by Sections 2.2(b)(1) or 2.2(b)(2) shall also set forth, as of the date of the notice and as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made and any affiliate who controls either of the foregoing stockholder or beneficial owner, directly or indirectly (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, including, if applicable, such name and address as they appear on the corporation’s books and records; (B) the class, series and number of shares of each class or series of the capital stock of the corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Section 2.2(b)(4), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the corporation as to which such Proponent has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the corporation, other than a revocable proxy given in response to a proxy solicitation made to ten (10) or more persons) between or among any Proponent and any other person or persons (including their names) including, in the case of a nomination, any agreement, arrangement or understanding (whether oral or in writing) relating to any compensation or payments to be paid to any such proposed nominees(s); (D) a representation that the stockholder is a holder of record of shares of the corporation at the time of giving notice and will be entitled to vote at the meeting, and that such stockholder (or a qualified representative of the stockholder (meeting the requirements specified in Section 2.2(f)) intends to appear at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 2.2(b)(1)) or to propose the business that is specified in the notice (with respect to a notice under Section 2.2(b)(2)); (E) a representation as to whether any Proponent intends or is part of a group which intends (x) to deliver, or make available, a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s voting shares required to approve or adopt the proposal or elect the nominee, (y) to otherwise solicit proxies or votes from stockholders in support of such proposal or nomination and/or (z) to solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the 1934 Act; (F) to the extent known by any Proponent, the name and address of any other stockholder providing financial support or meaningful assistance in support of a nomination or proposal; (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic or voting terms of, such Derivative Transactions; (H) a certification that each Proponent has complied with all applicable federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the corporation and/or such Proponent’s acts or omissions as a stockholder or beneficial owner of the corporation; and (I) any other information relating to the Proponents required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14 of the 1934 Act and the rules and regulations promulgated thereunder.
(c)    A stockholder providing the written notice required by Section 2.2(b)(1) or Section 2.2(b)(2) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five (5) Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) Business Days prior to such adjourned or postponed meeting; provided, that no such update or supplement shall cure or affect the accuracy (or inaccuracy) of any representations made by any Proponent or a nominee or the validity (or invalidity) of any nomination or proposal that failed to comply with this Section 2.2 or is rendered invalid as a result of any inaccuracy therein. In the case of an update and supplement pursuant to clause (i) of this Section 2.2(c), such update and supplement shall be received by the secretary at the principal executive offices of the corporation not later than five (5) Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 2.2(c), such update and supplement shall be received by the secretary at the principal executive offices of the corporation not later than two (2) Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) Business Days prior to such adjourned or postponed meeting (or, if there are fewer than two (2) Business Days between the date for the meeting, or the date of the immediately preceding adjournment or postponement thereof, and the date for the adjourned or postponed meeting, not later than the day prior to such adjourned or postponed meeting).
(d)    Notwithstanding anything in Section 2.2(b)(3) to the contrary, in the event that the number of directors in an Expiring Class (as defined below) to be elected to the Board of Directors at the next annual meeting of the stockholders is increased and there is no public announcement by the corporation naming all of the nominees for the Expiring Class or specifying the size of the increased Expiring Class at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 2.2(b)(3), a stockholder’s notice required by this Section 2.2 and that complies with the requirements in Section 2.2(b)(1), other than the timing requirements in Section 2.2(b)(3), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it shall be received by the secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation. For purposes of this section, an “Expiring Class” shall mean a class of directors whose term shall expire at the next annual meeting of the stockholders.
(e)    To be eligible to be a nominee for election or re-election as a director of the corporation pursuant to a nomination under clause (iii) of Section 2.2(a), each Proponent must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.2(b)(3), 2.2(d) or 2.2(d), as applicable) to the secretary at the principal executive offices of the corporation a written questionnaire with respect to the background, qualifications, stock ownership and independence of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary within five (5) Business Days following a written request therefor by a stockholder of record) and a written representation and agreement (in the form provided by the secretary within five (5) Business Days following a written request therefor by a stockholder of record) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation in the questionnaire or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the corporation that has not been disclosed therein, (iii) would be in compliance, if elected as a director of the corporation, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation (the “Policies”) and (iv) if elected as director of the corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.
(f)    A person shall not be eligible for election or re-election as a director at an annual meeting of the stockholders, unless the person is nominated in accordance with Section 2.2(a) and in accordance with the procedures set forth in Section 2.2(a), Section 2.2(c), Section 2.2(d), and Section 2.2(e), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the corporation as shall have been brought before the meeting in accordance with Section 2.2(a) and in accordance with the procedures set forth in Section 2.2(a) and Section 2.2(c), as applicable. Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by applicable law, if any Proponent (i) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to any proposed nominee and (ii) subsequently (x) fails to comply with the requirements of Rule 14a-19 promulgated under the 1934 Act (or fails to timely provide reasonable evidence sufficient to demonstrate to the corporation that such Proponent has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the following sentence) or (y) fails to inform the corporation that they no longer plan to solicit proxies in accordance with the requirements of Rule 14a-19 under the 1934 Act by delivering a written notice to the secretary at the principal executive offices of the corporation within two (2) Business Days after the occurrence of such change, then the nomination of each such proposed nominee shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nominee is included (as applicable) as a nominee in the corporation’s proxy statement, notice of meeting or other proxy materials for any annual or special meeting of the stockholders (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the corporation (which proxies and votes shall be disregarded). If any Proponent provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such Proponent shall deliver to the corporation, no later than five (5) Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act. Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, the nomination of any person whose name is included as a nominee in the corporation’s proxy statement, notice of meeting or other proxy materials for any annual or special meeting of the stockholders (or any supplement thereto) as a result of any notice provided by any Proponent pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to such proposed nominee and whose nomination is not made by or at the direction of the Board of Directors or any authorized committee thereof shall not be deemed (for purposes of clause (i) of Section 2.2(a) or otherwise) to have been made pursuant to the corporation’s notice of meeting (or any supplement thereto) and any such nominee may only be nominated by a stockholder of the corporation pursuant to clause (iii) of Section 2.2(a) or, in the case of a special meeting of the stockholders pursuant to and to the extent permitted under Section 2.3. Except as otherwise required by applicable law, the Board of Directors or the chairperson of the meeting shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures and requirements set forth in these Bylaws (including, without limitation, compliance with Rule 14a-19 promulgated under the 1934 Act) and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations required in this Section 2.2, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), or that such business shall not be transacted, notwithstanding that such proposal or nomination is set forth in (as applicable) the corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination or such business may have been solicited or received. Notwithstanding the foregoing provisions of this Section 2.2, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of the stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election) and such proposed business shall not be transacted, notwithstanding that such nomination or proposed business is set forth in (as applicable) the corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such vote may have been solicited or received by the corporation. For purposes of this Section 2.2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the annual meeting of the stockholders, and such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, shall be provided to the secretary at least five (5) Business Days prior to the meeting of stockholders.
(g)    Notwithstanding the foregoing provisions of this Section 2.2, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.2, and any failure to comply with such requirements shall be deemed a failure to comply with this Section 2.2. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 2.2(a)(iii).
(h)    For purposes of Sections 2.2 and 2.3,
(1)    “affiliate” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);
(2)    “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;
(3)    “close of business” means 6:00 p.m. local time at the principal executive offices of the corporation on any calendar day, whether or not the day is a Business Day;
(4)    “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent, whether record or beneficial:
(A)    the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation;
(B)    that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation;
(C)    the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the corporation; or
(D)    that provides the right to vote (other than a revocable proxy given in response to a proxy solicitation made to ten (10) or more persons) or increase or decrease the voting power of, such Proponent, directly or indirectly, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and
(5)    “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, GlobeNewswire or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the corporation’s investor relations website.
2.3    Special Meeting.
(a)    Except as otherwise provided by law, a special meeting of the stockholders may be called at any time by (i) the Board of Directors, pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), (ii) the chairperson of the Board of Directors, (iii) the chief executive officer, or (iv) the president, and shall be called by the secretary following receipt thereby of signed written requests to call a special meeting (each a “special meeting request”) from the holders of at least 10% of the outstanding shares of stock of the corporation (the “requisite percent”). Except as otherwise required by law special meetings of stockholders of the corporation may not be called by any other person or persons. The Board of Directors (or its designee) shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 2.4. No business may be transacted at such special meeting other than as specified in the notice of meeting
(b)    A stockholder may not submit a special meeting request unless such stockholder is a stockholder of record on the record date fixed to determine the stockholders entitled to request the call of a special meeting (an “ownership record date”). Any stockholder seeking to call a special meeting to transact business shall, by written notice to the secretary, request that the Board of Directors fix an ownership record date. A written request to fix an ownership record date shall include all of the information that must be included in a written request to call a special meeting from a stockholder who is not a solicited stockholder, as set forth in Section 2.3(c), and, within ten (10) days of the secretary’s receipt of such request, the Board of Directors may fix an ownership record date, which date shall not precede, and shall not be more than ten (10) days after, the date upon which the resolution fixing such ownership record date is adopted. If an ownership record date is not so fixed by the Board of Directors, the ownership record date shall be the date thereafter that the first written request to call a special meeting containing all the information required by or pursuant to Section 2.3(c) is received by the secretary with respect to the proposed business to be conducted at a special meeting.
(c)    A beneficial owner who wishes to deliver a special meeting request must cause the nominee or other person who serves as the record stockholder of the shares of stock beneficially owned by such beneficial owner to sign and deliver the special meeting request; provided that, if such record stockholder is the nominee for more than one beneficial owner of stock, such record stockholder may deliver a special meeting request solely with respect to the shares of stock beneficially owned by the beneficial owner who is directing such record stockholder to sign such special meeting request.
(d)    Each special meeting request shall include the following: (i) the signature of the stockholder of record signing such request and the date such request was signed, (ii) a brief description of the business desired to be brought before the meeting (including any nominees for election or reelection as directors, if applicable) and the reasons for conducting such business at the meeting, and (iii) for each written request submitted by a stockholder other than a solicited stockholder, as to the stockholder signing such request, the other persons (if any) on whose behalf such request is submitted and any affiliate that controls either of the foregoing, directly or indirectly (each, a “party”): (A) the name and address of such party; (B) all of the information required to be disclosed pursuant to Sections 2.2(b)(1), 2.2(b)(2) and 2.2(b)(4) of these Bylaws, as applicable, as though such nominations or proposals were made with respect to an annual meeting of stockholders (which information shall be updated by such party as would be required by Section 2.2(c)); (C) if the stockholder of record submitting such special meeting request is acting solely as a nominee for a beneficial owner, documentary evidence that such beneficial owner is the beneficial owner of the shares for which such special meeting request is submitted; and (D) a statement (1) whether any such party will deliver a proxy statement and form of proxy to holders of, in the case of business other than nominations, at least the percentage of voting power of all of the shares of stock of the corporation required under applicable law to approve such business or (2), in the case of a nomination or nominations, confirming that any such party will solicit proxies in accordance with Rule 14a-19 promulgated under the 1934 Act, and/or (3) whether any such party will otherwise solicit proxies in respect of such nomination(s) (a “special meeting solicitation statement”). For purposes of this Section, “solicited stockholder” means any stockholder that has provided a request in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the 1934 Act by way of a solicitation statement filed on Schedule 14A.
(e)    A stockholder may revoke a special meeting request by written revocation delivered to the secretary of the corporation at any time prior to the special meeting; provided, however, that if any such revocation(s) are received by the secretary after the secretary’s receipt of special meeting requests from the requisite percent, and as a result of such revocation(s), there no longer are unrevoked requests from the holders of the requisite percent, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting, including whether to cancel the meeting. A proposal or nomination shall not be presented for stockholder action at any special meeting if (x) any party who has provided a special meeting solicitation statement does not act in accordance with the representations set for therein; or (y) the proposal or nomination appeared in a special meeting request submitted by a stockholder who did not provide the information required by the preceding clause (d)(iii)(B) of this Section 2.3. If none of the stockholders who submitted a request to call a special meeting (or a qualified representative thereof (meeting the requirements specified in Section 2.2(f))) appears at the special meeting to present the business or nomination(s) to be brought before such meeting that were specified in the special meeting request, the corporation need not present the business or nomination(s) for a vote at the meeting, notwithstanding that proxies in respect of such vote may have been received by the corporation.
(f)    A special meeting request shall not be valid, and the corporation shall not call a special meeting if (i) the special meeting request relates to an item of business that is not a proper subject for stockholder action under, or that involves a violation of, applicable law or (ii) the special meeting request does not comply with the requirements of this Section 2.3.
(g)    The Board of Directors shall determine the place, if any, and fix the date and time, of any stockholder-requested special meeting, and the date of such special meeting shall be not less than thirty-five (35) nor more than sixty (60) days after the date on which the secretary has received special meeting requests from the holders of the requisite percent. Upon determination of the time and place (if any) of the meeting, the secretary shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Sections 2.4 and 2.5 of this Article II. Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held. Business transacted at a stockholder-requested special meeting shall be limited to: (i) the business stated in the valid special meeting request received from the requisite percent, and (ii) any additional business that the Board of Directors determines to include in the corporation’s notice of meeting. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders other than a stockholder-requested special meeting.
(h)    Nominations of persons for election to the Board of Directors may be made at a special meeting of the stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the corporation (1) who is a stockholder of record at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who complies with Sections 2.2(b)(1), 2.2(b)(4), 2.2(c), 2.2(e) and 2.2(f) or (2) in the case of a stockholder-requested special meeting, pursuant to Section 2.3(a). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the corporation calls a special meeting of the stockholders (other than a stockholder-requested special meeting) for the purpose of submitting a proposal to stockholders for the election of one or more directors, any such stockholder of record entitled to vote in such election of directors may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Sections 2.2(b)(1) and 2.2(b)(4) shall be received by the secretary at the principal executive offices of the corporation not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which the corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. In no event shall an adjournment or a postponement (or a public announcement thereof) of a special meeting of the stockholders for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding any other provision of these Bylaws, in the case of a stockholder-requested special meeting, no stockholder may nominate a person for election to the Board of Directors or propose any other business to be considered at the meeting, except pursuant to the special meeting request(s) delivered for such special meeting pursuant to Section 2.2(b)(1).
(i)    A person shall not be eligible for election or re-election as a director at the special meeting of the stockholders unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 2.3(h). Except as otherwise required by applicable law, the Board of Directors or the chairperson of the meeting shall have the power to determine whether a nomination was made in accordance with the procedures and requirements set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws (including, without limitation, compliance with Rule 14a-19 under the 1934 Act), or if the Proponent does not act in accordance with the representations required in Section 2.2, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nominee is included (as applicable) as a nominee in the corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received. Notwithstanding the foregoing provisions of this Section 2.3, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder (meeting the requirements specified in Section 2.2(f)) does not appear at the special meeting of the stockholders of the corporation to present a nomination, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nominee is included (as applicable) as a nominee in the corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received by the corporation.
(j)    Notwithstanding the foregoing provisions of this Section 2.3, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 2.3 and any failure to comply with such requirements shall be deemed a failure to comply with this Section 2.3. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 2.3(h).
2.4    Notice Of Stockholders’ Meetings.
Except as otherwise provided by applicable law, the certificate of incorporation or these Bylaws, notices of each meeting of the stockholders shall be given in accordance with Section 2.5 of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of such meeting. The notice shall specify the place (if any), date and hour of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting and, in the case of a special meeting of the stockholders, the purpose or purposes for which the meeting is called.
2.5    Manner Of Giving Notice; Affidavit Of Notice.
Notice shall be deemed given as provided in Section 232 of the DGCL. An affidavit of the secretary or an assistant secretary or of the transfer agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
2.6    Quorum.
The holders of one-third of the shares of stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or by the certificate of incorporation.
2.7    Adjourned Meeting; Notice.
Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the stockholders, by the affirmative vote of a majority of the votes cast affirmatively or negatively. When a meeting is adjourned to another place (if any), date or time, including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place (if any) thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present and vote at such adjourned meeting, are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication, or (iii) set forth in the notice of meeting given in accordance with Section 2.4 and Section 2.5. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as a new record date for notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.
2.8    Organization; Conduct of Business.
(a)    Such person as the Board of Directors may have designated or, in the absence of such a person, the chief executive officer, or in his or her absence, the president, shall call to order any meeting of the stockholders and act as chairperson of the meeting. In the absence of the secretary of the corporation, the secretary of the meeting shall be such person as the chairperson of the meeting appoints.
(b)    The Board of Directors may adopt such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson of the meeting shall have the authority to adopt and enforce such rules and regulations for the conduct of any meeting of stockholders and the safety of those in attendance as, in the judgment of the chairperson, are necessary, appropriate or convenient for the conduct of the meeting. Rules and regulations for the conduct of meetings of stockholders, whether adopted by the Board of Directors or by the chairperson of the meeting, may include, without limitation, establishing: (i) an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies, qualified representatives (including rules around who qualifies as such) and such other persons as the chairperson of the meeting shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants; (vi) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any); and (vii) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting. The date and time of opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.
2.9    Voting.
The stockholders entitled to vote at any meeting of the stockholders shall be determined in accordance with the provisions of Section 2.11 of these Bylaws, subject to the provisions of Sections 217 and 218 of the DGCL (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).
Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.
2.10    Waiver Of Notice.
Whenever notice is required to be given under any provision of the DGCL or of the certificate of incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or waiver by electronic mail or other electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice, or any waiver of notice by electronic transmission, unless so required by the certificate of incorporation or these Bylaws.
2.11    Record Date For Stockholder Notice; Voting.
In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date in accordance with Section 213 of the DGCL.
If the Board of Directors does not so fix a record date:
(a)    The record date for determining stockholders entitled to notice of and to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
(b)    The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting, if such adjournment is for thirty (30) days or less; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
2.12    Proxies.
Each stockholder entitled to vote at a meeting of the stockholders may authorize another person or persons to act for such stockholder in accordance with Section 212 of the DGCL, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the DGCL. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use of the Board of Directors.
2.13    Delivery to the Corporation.
Irrespective of Section 116 of the DGCL, whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation, letter or other document or agreement), such document or information must be in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested.
ARTICLE III

DIRECTORS
3.1    Powers.
Subject to the provisions of the DGCL and any limitations in the certificate of incorporation or these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, all corporate powers shall be exercised by or under the direction of the Board of Directors.
3.2    Number Of Directors.
The authorized number of directors of the corporation shall be fixed by a resolution of the Board of Directors or of the stockholders. No reduction of the authorized number of directors shall have the effect of removing any director before such director’s term expires.
3.3    Election, Qualification And Term Of Office Of Directors.
Except as provided in Section 3.4 of these Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these Bylaws, wherein other qualifications for directors may be prescribed. The certificate of incorporation or these Bylaws may prescribe other qualifications for directors.
Unless otherwise specified in the certificate of incorporation, elections of directors need not be by written ballot.
3.4    Resignation And Vacancies.
Any director may resign at any time upon written notice to the attention of the secretary. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.
Unless otherwise provided in the certificate of incorporation or these Bylaws:
(a)    Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class shall be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
(b)    Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, or if no such director is in office, by a majority of all directors then in office, although less than a quorum, or by a sole remaining director.
If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of the stockholders in accordance with the provisions of the certificate of incorporation or these Bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.
If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.
3.5    Place Of Meetings; Meetings By Telephone.
The Board of Directors of the corporation may hold meetings, both regular and special, at such place (if any) either within or outside the State of Delaware.
Unless otherwise restricted by the certificate of incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, as applicable, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
3.6    Regular Meetings.
Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.
3.7    Special Meetings; Notice.
Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the board, the chief executive officer, the president, any vice president, the secretary or any two directors.
Notice of the time and place (if any) of special meetings shall be delivered personally or by telephone to each director or sent by first-class mail, facsimile, electronic transmission, or telegram, charges prepaid. If the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. If the notice is delivered personally or by facsimile, electronic transmission, telephone or telegram, it shall be delivered at least 48 hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose of the meeting. The notice need not specify the place of the meeting, if the meeting is to be held at the principal executive office of the corporation. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.
3.8    Quorum.
At all meetings of the Board of Directors, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business, provided, however, that a quorum shall not be less than 1/3 of the total number of directors constituting the entire authorized Board of Directors, as determined in Section 3.2 above. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.
3.9    Waiver Of Notice.
Whenever notice is required to be given under any provision of the DGCL or of the certificate of incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or waiver by electronic mail or other electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the certificate of incorporation or these Bylaws.
3.10    Board Action By Written Consent Without A Meeting.
Unless otherwise restricted by the certificate of incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the writing or writings or electronic transmission or transmissions shall be filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.
3.11    Fees And Compensation Of Directors.
Unless otherwise restricted by the certificate of incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. No such compensation shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.
3.12    Removal Of Directors.
Unless otherwise restricted by law, by the certificate of incorporation or by these Bylaws, any director or the entire Board of Directors may be removed only for cause by the holders of a majority of the shares then entitled to vote at an election of directors.
No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.
3.13    Chairperson Of The Board Of Directors.
The corporation may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors who shall not be considered an officer of the corporation.
3.14    Lead Independent Director Of The Board Of Directors.
If the chairperson of the Board does not qualify as independent in accordance with the applicable rules of any securities exchanges upon which the corporation’s securities are listed, the independent directors shall appoint a Lead Independent Director. The Lead Independent Director shall be one of the directors who has been determined by the Board to be an “independent director”. The Lead Independent Director, if any, shall preside at all executive sessions of the Board of Directors and any other meeting of the Board of Directors at which the chairperson of the Board is not present and have such other responsibilities, and perform such duties, as may from time to time be assigned to him or her by the Board of Directors.
ARTICLE IV

COMMITTEES
4.1    Committees Of Directors.
The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate 1 or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopting, amending or repealing any Bylaw of the corporation.
4.2    Committee Minutes.
Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
4.3    Meetings And Action Of Committees.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Section 3.5 (place of meetings and meetings by telephone), Section 3.6 (regular meetings), Section 3.7 (special meetings and notice), Section 3.8 (quorum), Section 3.9 (waiver of notice), and Section 3.10 (action without a meeting) of these Bylaws, with such changes in the context of such provisions as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee and that special meetings of committees may also be called by resolution of the Board of Directors. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.
ARTICLE V

OFFICERS
5.1    Officers.
The officers of the corporation shall be a president, a secretary, and a chief financial officer. The corporation may also have, at the discretion of the Board of Directors, a chief executive officer, one or more vice presidents, a treasurer, one or more assistant secretaries, one or more assistant treasurers, and any such other officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws. Any number of offices may be held by the same person.
5.2    Appointment Of Officers.
The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 or 5.5 of these Bylaws, shall be appointed by the Board of Directors.
5.3    Subordinate Officers.
The Board of Directors may appoint, or empower the chief executive officer or the president to appoint, such other officers and agents as the business of the corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors or, if applicable, the chief executive officer or president may from time to time determine.
5.4    Removal And Resignation Of Officers.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom the power of removal is conferred by the Board of Directors.
Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.
5.5    Vacancies In Offices.
Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.
5.6    Chief Executive Officer.
Subject to such supervisory powers, if any, as may be given by the Board of Directors to the chairperson of the board, if any, the chief executive officer of the corporation (if such an officer is appointed) shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the corporation and shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.
The person serving as chief executive officer shall also be the acting president of the corporation whenever no other person is then serving in such capacity.
5.7    President.
Subject to such supervisory powers, if any, as may be given by the Board of Directors to the chairperson of the board (if any) or the chief executive officer, the president shall have general supervision, direction, and control of the business and other officers of the corporation. He or she shall have the general powers and duties of management usually vested in the office of president of a corporation and such other powers and duties as may be prescribed by the Board of Directors, the chief executive officer or these Bylaws.
The person serving as president shall also be the acting chief executive officer of the corporation whenever no other person is then serving in such capacity.
5.8    Vice Presidents.
In the absence or disability of the chief executive officer and president, the vice presidents, if any, in order of their rank as fixed by the Board of Directors or, if not ranked, a vice president designated by the Board of Directors, shall perform all the duties of the president and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors, these Bylaws, the chief executive officer or the president.
5.9    Secretary.
The secretary shall keep or cause to be kept a record of all meetings and actions of directors, committees of directors, and stockholders.
The secretary shall keep, or cause to be kept, at the principal executive office of the corporation or at the office of the corporation’s transfer agent or registrar, as determined by resolution of the Board of Directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation.
The secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required to be given by law or by these Bylaws. He or she shall keep the seal of the corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors, the chief executive officer, the president or by these Bylaws.
5.10    Chief Financial Officer.
The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any member of the Board of Directors.
The chief financial officer shall render to the chief executive officer, the president, or the Board of Directors, upon request, an account of all his or her transactions as chief financial officer and of the financial condition of the corporation. He or she shall have the general powers and duties usually vested in the office of chief financial officer of a corporation and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors the chief executive officer, the president or these Bylaws.
The person serving as the chief financial officer shall also be the acting treasurer of the corporation whenever no other person is then serving in such capacity. Subject to such supervisory powers, if any, as may be given by the Board of Directors to another officer of the corporation, the chief financial officer shall supervise and direct the responsibilities of the treasurer whenever someone other than the chief financial officer is serving as treasurer of the corporation.
5.11    Treasurer.
The treasurer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records with respect to all bank accounts, deposit accounts, cash management accounts and other investment accounts of the corporation. The books of account shall at all reasonable times be open to inspection by any member of the Board of Directors.
The treasurer shall deposit, or cause to be deposited, all moneys and other valuables in the name and to the credit of the corporation with such depositories as may be designated by the Board of Directors. He or she shall disburse the funds of the corporation as may be ordered by the Board of Directors and shall render to the chief financial officer, the chief executive officer, the president or the Board of Directors, upon request, an account of all his or her transactions as treasurer. He or she shall have the general powers and duties usually vested in the office of treasurer of a corporation and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors the chief executive officer, the president, the chief financial officer or these Bylaws.
The person serving as the treasurer shall also be the acting chief financial officer of the corporation whenever no other person is then serving in such capacity.
5.12    Representation Of Securities Of Other Entities.
The chairperson of the board, the chief executive officer, the president, any vice president, the chief financial officer, the secretary or assistant secretary of this corporation, or any other person authorized by the Board of Directors or the chief executive officer or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all securities of, or interests in, any other entity or entities standing in the name of this corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.
5.13    Authority And Duties Of Officers.
In addition to the foregoing authority and duties, all officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the Board of Directors.
ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND OTHER AGENTS
6.1    Indemnification Of Directors And Officers.
The corporation shall, to the maximum extent and in the manner permitted by the DGCL as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether of a civil, criminal, administrative, legislative, investigative or other nature (a “proceeding”), by reason of the fact that such person is or was a director or officer of the corporation, or, while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer of the corporation or in any other capacity while serving as a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred by such indemnitee in connection such proceeding; provided, however, that the corporation will not be required to indemnify any indemnitee in connection with any proceeding (or part thereof) initiated by such indemnitee unless (i) the proceeding (or part thereof) was authorized by the Board of Directors or (ii) the proceeding (or part thereof) is initiated to enforce rights to indemnification or advancement of expenses as provided under Section 6.4 below or is a compulsory counterclaim brought by such indemnitee. Any reference to an officer of the Corporation in this Section Article VI shall be deemed to refer exclusively to the chief executive officer, president, chief financial officer, secretary, treasurer, and any other officer of the Corporation (including a vice president) elected or appointed as such by the Board of Directors pursuant to Section 5.2 of these Bylaws.
6.2    Indemnification Of Others.
The corporation shall have the power, to the maximum extent and in the manner permitted by the DGCL, to indemnify and advance expenses to each of its employees and agents (other than directors and officers). For purposes of this Section 6.2, an “employee” or “agent” of the corporation (other than a director or officer) includes any person (a) who is or was an employee or agent of the corporation, (b) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.
6.3    Payment Of Expenses In Advance.
Expenses incurred by or on behalf of an indemnitee in defending any proceeding shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnified party is not entitled to be indemnified as authorized in this Article VI.
6.4    Enforcement.
If a request for indemnification under Section 6.1 is not paid in full by the corporation within sixty (60) days, or if a request for an advancement of expenses under Section 6.3 is not paid in full by the corporation within twenty (20) days, after a written request has been received by the corporation, the indemnitee may at any time thereafter bring suit against the corporation in the Delaware Court of Chancery seeking an adjudication of entitlement to such indemnification or advancement of expenses. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard of conduct for indemnification set forth in Section 145(a) or Section 145(b) of the DGCL. Further, in any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard of conduct for indemnification set forth in Section 145(a) or Section 145(b) of the DGCL. Neither the failure of the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met such applicable standard of conduct, nor an actual determination by the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under applicable law, this Article VI or otherwise shall be on the corporation.
6.5    Nature of Rights.
The rights to indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other rights which any person may have or hereafter acquire under any law, provision of the certificate of incorporation or these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The rights conferred upon indemnitees in this Article VI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer of the corporation and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.
6.6    Subrogation.
In the event of payment under this Article VI, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee (excluding insurance obtained on the indemnitee’s own behalf), and the indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the corporation effectively to bring suit to enforce such rights.
6.7    Insurance.
The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.
6.8    Conflicts.
No indemnification or advance shall be made under this Article VI, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:
(a)    That it would be inconsistent with a provision of the certificate of incorporation, these Bylaws, a resolution of the stockholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or
(b)    That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.
ARTICLE VII

RECORDS AND REPORTS
7.1    Maintenance And Inspection Of Records.
The corporation shall, either at its principal executive offices or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books, and other records.
Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in Delaware or at its principal place of business.
A complete list of stockholders entitled to vote at the meeting of the stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in each such stockholder’s name, shall be open to the examination of any such stockholder for a period of at least ten (10) days ending on the day before the date of a meeting of the stockholders in the manner provided by law, provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. Nothing herein shall require the corporation to include electronic mail addresses or other electronic contact information on such list. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.
7.2    Inspection By Directors.
Any director shall have the right to examine the corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.
ARTICLE VIII

GENERAL MATTERS
8.1    Checks.
In addition to any authority granted pursuant to these Bylaws, from time to time, the Board of Directors may determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.
8.2    Execution Of Corporate Contracts And Instruments.
The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
8.3    Stock Certificates; Partly Paid Shares.
The shares of a corporation shall be represented by certificates, provided that the Board of Directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
8.4    Special Designation On Certificates.
If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
8.5    Lost Certificates.
Except as provided in this Section 8.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
8.6    Construction; Definitions.
Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person. If the certificate of incorporation provides for more or less than one vote for any share, on any matter, every reference in these Bylaws to a majority or other proportion of stock, voting stock or shares shall refer to such majority or other proportion of the votes of such stock, voting stock or shares.
8.7    Dividends.
The directors of the corporation, subject to any restrictions contained in (a) the DGCL or (b) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.
The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.
8.8    Fiscal Year.
The fiscal year of the corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.
8.9    Seal.
The corporation may adopt a corporate seal, which may be altered at pleasure, and may use the same by causing it or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.
8.10    Transfer Of Stock.
Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books.
8.11    Stock Transfer Agreements.
The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
8.12    Registered Stockholders.
The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
8.13    Facsimile Signature.
In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.
8.14    Severability.
To the extent that any provision of these Bylaws is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of these Bylaws, and following any determination by a court of competent jurisdiction that any provision of these Bylaws is invalid or unenforceable, these Bylaws shall contain only such provisions (A) as were in effect immediately prior to such determination and (B) were not so determined to be invalid or unenforceable.
ARTICLE IX

AMENDMENTS
Bylaws of the corporation may be adopted, amended or repealed by the stockholders entitled to vote thereon. Subject to any limitations in the certification of incorporation and except as otherwise set forth herein, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal Bylaws.
ARTICLE X

ASX LISTING RULES
Notwithstanding anything herein or in the Certificate of Incorporation to the contrary, for such time as the corporation is admitted to the Official List of ASX Limited (the “ASX”), the following shall apply:
1.    Except to the extent of any express written waiver (whether before or after the relevant act is taken) by ASX, if the Official Listing Rules of ASX or any other rules of ASX which are applicable to the corporation from time to time (collectively the “Listing Rules”) prohibit an act being done, the corporation shall not have the power or authority to take such act.
2.    Nothing contained in the Certificate of Incorporation or these Bylaws shall prevent an act being done that the Listing Rules require to be done.
3.    If the Listing Rules require an act to be done or not to be done, the Board of Directors (and any committee or subcommittee thereof) and each officer of the corporation shall have authority to cause such act to be done or not to be done (as the case may be).
4.    If the Listing Rules require the Certificate of Incorporation or these Bylaws to contain a provision and such document does not contain such provision, such applicable document shall, and shall be deemed to, contain such provision.
5.    If the Listing Rules require the Certificate of Incorporation or these Bylaws not to contain any provision otherwise contained herein or therein, such provision shall be, and shall be deemed to be, excluded from such document.
6.    If any provision of the Certificate of Incorporation or these Bylaws is or becomes inconsistent with the Listing Rules, such inconsistency shall not affect the validity or enforceability of any other provision of such document, and such document shall not contain that provision to the extent of the inconsistency.